Exhibit 10.1

GALECTIN THERAPEUTICS INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of this 6th day of May, 2016 (the “Effective Date”) by and between GALECTIN THERAPEUTICS INC., a Nevada corporation, having its principal executive office at 4960 Peachtree Industrial Blvd., Suite 240, Norcross, Georgia (the “Company”), and PETER G. TRABER, M.D., an individual residing in Johns Creek, Georgia (the “Executive”).

WHEREAS, the Company is engaged in the business of biotechnology drug development;

WHEREAS, the Executive has extensive knowledge, training and experience in the science and know-how of drug development, as well as the bringing of new drugs to market;

WHEREAS, the Executive is currently employed as the President, Chief Executive Officer (“CEO”) of the Company;

WHEREAS, the Executive also serves as the Company’s Chief Medical Officer (“CMO”) as well as a member of the Company’s Board of Directors (the “Board”); and

WHEREAS, the Executive and the Company are parties to that certain employment agreement, effective as of March 7, 2011 (the “Prior Agreement”); and

WHEREAS, this Agreement is intended to set forth the terms and conditions of the Executive’s services to the Company from and after the Effective Date, and is specifically intended to supersede the Prior Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt of which is hereby acknowledged, the parties mutually agree as follows:

Secton 1. Term and Scope of Employment. The Company agrees to employ the Executive and the Executive agrees to be employed by Company with the title of President, CEO for an initial term of three (3) years, commencing on the Effective Date and ending at the close of business on third anniversary of the Effective Date (“Initial Term”), unless extended thereafter for one-year additional terms (each referred to herein as a “Successive Term”) as provided in Section 8 below, or unless terminated earlier during any Initial Term or Successive Term as described and provided for in Section 7 below. In addition, during the Initial Term and any Successive Term, as applicable, and unless terminated earlier during any Initial Term or Successive Term as described and provided for in Section 7 below, the Executive may continue to serve as CMO until such time as the Executive nominates a successor CMO, and the Board approves the appointment of such successor CMO to the extent such approval is required.

Secton 2. Devotion of Full Time and Effort.

(a) The Executive agrees to devote his full time and effort to the business and affairs of the Company and that, to the best of the Executive’s ability and experience, the

Executive will, at all times, faithfully, industriously and conscientiously perform, to the Company’s reasonable satisfaction, all of the duties and obligations of the President, CEO of the Company and, unless and until a successor CMO has been duly appointed, CMO of the Company, which, in the aggregate, shall include, but not be limited to, overall responsibility of managing the Company with final decision making authority in all company-related matters that are not in the direct purview of the Board or any committee thereof pursuant to their respective charters, including, without limitation, all operational and strategic matters, subject to general oversight by the Board, the hiring and dismissal of executives, salary and compensation for all executives and consultants, approval of all finance, fund-raising activities, company operations, regulatory affairs, discovery research, clinical development, investor relations, licensing, partnerships, and other corporate activities such as public relations, press releases, digital media, mergers, acquisitions and/or divestitures and all other duties as are customarily performed by the President, CEO and/or CMO (to the extent no successor CMO has been duly appointed) in a similar position as well as such other unrelated services and duties of an executive character as may reasonably be assigned to the Executive from time to time by the Board and/or any executive committee of the Board that has been approved by the Board and delegated authority by the Board.

(b) The Executive shall perform his duties primarily at the principal offices of the Company in Norcross, Georgia, and at such other place(s) as the need, business, or opportunities of the Company may reasonably require from time to time.

(c) The Executive hereby agrees not to accept or to continue in any appointment to any employment, consultancy, management or board position with any other profit or non-profit company without the prior approval of the Board or the Chairman of the Company, which approval will not be unreasonably withheld or delayed. This notwithstanding, nothing herein shall prohibit the Executive from being an investor in another company such as a member of a limited liability company, a limited partner of a limited partnership or a stockholder of a corporation, unless (i) the Executive holds a general partner, manager, employee, consultant or associated Board position in such entity, or (ii) such ownership would violate the Executive’s covenants set forth in Section 10 below.

(d) Subject to the Executive’s rights under Section 7, the Executive acknowledges and agrees that the Executive’s employment with the Company is “at-will” and that no provision contained in this Agreement shall entitle the Executive to remain in the employment of the Company.

Secton 3. Compensation.

(a) Salary. In consideration of all of the services rendered by the Executive under the terms of this Agreement, the Company shall pay to the Executive a base salary at the annualized rate of $512,500 (“Base Salary”), subject to required withholdings, payable in equal amounts in accordance with the Company’s payroll practices in effect from time to time. The Company agrees that, on an annual basis during each year during the Initial Term or any Successive Term, as applicable, the Company shall conduct or cause to be conducted a survey to determine the compensation of Presidents/CEOs of comparable companies (i.e., companies of comparable size and position). Should the Board, in its sole discretion, determine that the survey indicates that other Presidents/CEOs of comparable companies are being paid more than the Executive and that the Company, in the Board’s sole and unfettered discretion, can afford the increase, the Board shall raise the Executive’s Base Salary to a level which seems appropriate based on the salaries of Presidents/CEOs of comparable companies provided that the Executive is still in the Company’s employ.

(b) Annual Bonus. The Executive will be eligible to earn an annual performance bonus (the “Annual Bonus”). The Annual Bonus will be based upon the Board’s (or the authorized committee of the Board’s) assessment of the Executive’s performance and the Company’s attainment of objectives as mutually agreed between the Board and the Executive, which may include written targeted performance objectives for the Executive and/or the Company. The target amount of each Annual Bonus will equal fifty percent (50%) of the Base Salary in effect for the applicable performance year. Annual Bonus payments, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board (or the authorized committee thereof) will determine whether the Executive has earned an Annual Bonus, and the amount of any such bonus, based on the achievement of the applicable goals. No amount of Annual Bonus is guaranteed, and the Executive must be an employee on the Annual Bonus payment date to be eligible to receive an Annual Bonus. The Annual Bonus, if earned, will be paid no later than ninety (90) days after the end of the applicable fiscal year.

(c) Annual Equity Grant. The Executive will be eligible for an annual equity or equity-based award grant in the same form as is generally approved by the Board (or an authorized committee thereof) for the senior executives of the Company, if any (any such award, an “Annual Equity Award”). As of the Effective Date, the Annual Equity Award is expected to be in the form of an annual incentive option grant which is awarded on a schedule that is similar to the Annual Bonus described in Section 3(b) above, but that may change at the discretion of the Board.

(d) Reimbursement of Expenses. The Company shall reimburse the Executive, in accordance with the Company’s policies and practices in effect from time to time, for all out-of-pocket expenses reasonably incurred by the Executive in performance of the Executive’s duties under this Agreement. The Executive is responsible for proper substantiation and reporting of all such expenses in accordance with Company rules, regulations, policies and practices in effect from time to time. The Executive shall consult a tax advisor of his own choosing to determine the taxability of any reimbursements made hereunder and the record keeping requirements therefor.

Secton 4. Benefits.

(a) The Executive will be entitled to participate in all incentive, retirement, profit-sharing, life, medical, disability and other benefit plans and programs (collectively “Benefit Plans”) as are from time to time generally available to other senior executives of the Company, subject to the provisions of those programs. Without limiting the generality of the foregoing, the Company will provide the Executive and his qualifying dependents with basic medical benefits on the terms that such benefits are provided to other senior executives of the Company.

(b) The Executive will also be entitled to holidays, sick leave and vacation in accordance with the Company’s policies as they may be in effect from time to time and which are subject to change at any time at the Company’s sole discretion. Notwithstanding the foregoing, during the Executive’s employment with the Company, the Executive shall accrue paid vacation time at the rate of not less than 1 and 2/3 of a day per month (four weeks total should the Executive remain employed for the full year). Vacation leave shall accrue on the last day of each month.

(c) The Company further agrees to provide the Executive with life insurance at Company’s sole expense with a benefit amount of $2,000,000 and with long-term disability insurance at Company’s sole expense during the Executive’s employment with the Company. These benefits shall terminate upon the Executive’s termination from employment with the Company for any reason, except that the Company shall cooperate in assigning any life insurance policy held on the Executive’s life to the Executive upon termination of his employment so long as the Executive assumes liability for paying all premiums thereon for the period from and after said termination date.

(d) During the Executive’s employment with the Company, the Company shall maintain the insurance (or replacement insurance with substantially similar coverage) it currently has (or replacement insurance with substantially similar coverage) with respect to (i) directors’ and officers’ liability, (ii) errors and omissions and (iii) general liability insurance providing coverage to the Executive to the same extent as other senior executives and directors of the Company. The Executive’s coverage under such insurance shall terminate upon the Executive’s leaving of the Company’s employ for any reason.

(e) Other than as specifically provided for herein, all benefits shall cease upon the Executive’s termination from employment with the Company for any reason. All amounts payable or benefits provided to the Executive hereunder shall be subject to applicable withholding.

Secton 5. Equity Awards and Ownership Issues.

(a) Prior Awards. Except as specifically provided Section 7(d) hereof, nothing in this Agreement shall amend or otherwise affect any stock options or other equity or equity-based awards that were made to the Executive prior to the Effective Date (the “Prior Awards”). Except as specifically provided Section 7(d) hereof, the Prior Awards shall continue to be governed by the Prior Agreement and the applicable plans and grant agreements, including, without limitation, for purposes of determining the treatment of such Prior Awards in the event of the Executive’s termination of employment.

(b) Future Awards. From time to time on or after the Effective Date, the Company (through action of the Board or an authorized committee thereof) may, but shall not be obligated to, grant additional equity or equity-based awards to the Executive that are separate from the Annual Equity Award. The terms of any such awards shall be based on the applicable plans and grant agreements governing such awards as determined by the Board or the authorized committee thereof.

(c) Sale of Shares. The Executive hereby agrees that he will only sell any securities in the Company to the extent such sale would comply with applicable law and relevant policies of the Company (e.g., policies addressing ownership requirements and trading blackout periods).

Secton 6. Compliance with Company Policy. During the Executive’s employment with the Company, the Executive shall observe all Company rules, regulations, policies, procedures and practices in effect from time to time, including, without limitation, such policies and procedures as are contained in the Company policy and procedures manual, as may be amended or superseded from time to time.

Secton 7. Termination of Employment. Except as provided in this Section 7, the Executive shall be entitled to no further salary or benefits other than those earned or accrued but unpaid as of the date of his termination of the employment with the Company. Upon the Executive’s termination of employment, the Executive shall, without any further action on his part, be deemed to have resigned from any position that he may then hold as a member of any committee overseeing any benefit plan of the Company and, except as set forth in the following sentence, from any other position he may then hold as an officer or director of the Company or any affiliate thereof. For the avoidance of doubt, following his termination of employment, nothing herein shall preclude the Executive from continuing to serve as a member of the Board or continuing to provide services (as an employee or otherwise) to Galectin Sciences, LLC (“Sciences”); provided that any continued service on the Board beyond the end of any applicable term shall be subject to his nomination by the applicable committee of the Board and his election by the shareholders of the Company; and provided further that any continued service to Sciences shall be at the discretion of Sciences and its managers. The Executive’s employment with the Company may be terminated prior to the end of the Initial Term or any applicable Successive Term for any of the following reasons:

(a) By the Company for Cause.

(i) The Company may, at its sole discretion, upon following the procedures in clauses (ii) and (iii) below, terminate the employment of the Executive for Cause prior to the expiration of the Initial Term or any Successive Term if the Executive engages in conduct that is reasonably determined by the Board to constitute Cause during the Initial Term or any Successive Term, subject, if applicable, to the findings of the Arbitrator as described in Section 7(a)(v). For purposes of this Agreement, the term “Cause” means the Executive:

(A) Fails or refuses in any material respect to perform any duties, consistent with his position or those of an executive character which may reasonably be assigned to him by the Board (or an authorized committee thereof) or materially violates company policy or procedure;

(B) Is grossly negligent in the performance of his duties hereunder;

(C) Commits any act of fraud, willful misappropriation of funds, embezzlement or material dishonesty with respect to the Company;

(D) Is convicted of a felony or other criminal violation, which, in the reasonable judgment of the Company, could materially impair the Company from substantially meeting its business objectives;

(E) Engages in any other intentional misconduct adversely affecting the business or affairs of the Company in a material manner; provided that for this purpose the phrase “intentional misconduct adversely affecting the business or affairs of the Company” shall mean such misconduct that is detrimental to the business or the reputation of the Company as it is perceived both by the general public and the biotechnology industry;

(F) Dies; or

(G) Due to illness or injury, is unable to perform substantially all of his essential duties for four consecutive months.

(ii) With respect to matters referred to in Section 7(a)(i)(A) and (B) above, the Executive shall not be terminated unless the Company has given the Executive written notice of, and opportunity to cure, the alleged Cause for termination and the Executive has not fully cured the cause within (30) days of receipt of such written notice thereof (the “Cure Period”). Should the Executive fail to fully cure within thirty (30) days of receipt of such written notice, the Executive’s employment shall terminate at the close of business on the last day of the Cure Period. Furthermore, there shall not be Cause for termination under Sections 7(a)(i)(A) if the Executive unintentionally fails in any material respect to perform any duties consistent with his position or those which may reasonably be assigned to him by the Board because of the Executive’s physical or mental disability. In such case, the provisions of Section 7(a)(i)(G) would control. During said Cure Period, the Executive’s salary and benefits shall continue. Following termination, however, the Executive shall not be entitled to any further salary or benefits other than those previously accrued but unpaid through the date of termination. With respect to matters referred to in (a)(i)(C) through (G) above, the Executive may be terminated immediately without an opportunity to cure and shall not be entitled to payment of any further salary or benefits other than those previously accrued but unpaid through the date of termination.

(iii) The Company may only take action to terminate the Executive for Cause under Section 7(a)(i)(A) through (E) if (A) the Executive has been given reasonable notice of the allegations upon which Cause is deemed to exist, (B) the Executive has been given an opportunity to appear at a meeting of the Board and to present an explanation of his actions alleged to constitute cause for termination, and (C) the Board has voted to terminate this Agreement for Cause.

(iv) Should the Company terminate the Executive’s employment for Cause prior to the end of the Initial Term or any Successive Term of this Agreement, the Executive shall be entitled to no further salary or benefits other than those earned or accrued but unpaid as of that date; provided, however, that the Executive shall have whatever rights he may then have, if any, to continued group health coverage pursuant to the provisions of the coverage continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(v) Any dispute or controversy arising under, out of, or relating to a determination of Cause pursuant to this Agreement, shall be referred for arbitration in Atlanta, Georgia to a neutral arbitrator selected by the Executive and the Company (or if the parties are unable to agree on selection of such an arbitrator, one selected by the American Arbitration Association pursuant to its rules referred to below) (such arbitrator, the “Cause Arbitrator”), and this shall be the exclusive and sole means for resolving such dispute. Such arbitration shall be conducted in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association. The Cause Arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party. Judgment upon the award rendered by the Cause Arbitrator may be entered in any court having jurisdiction thereof.

(b) By the Company Without Cause. The parties hereto agree that the Company may, in its sole discretion, terminate the Executive’s employment with the Company prior to the expiration of the Initial Term or any Successive Term of this Agreement without notice and without cause (“Without Cause”), but only if said termination has been approved by a vote of the Board.

(c) By the Executive for Good Reason. The Executive may, in his sole discretion, upon following the procedures below, at any time prior to the expiration of the Initial Term or any Successive Term terminate the Executive’s employment with the Company for Good Reason. For purposes of this Agreement, the term “Good Reason” means the occurrence of any of the following without the consent of the Executive:

(i) Any involuntary removal of the Executive from his position as President or CEO of the Company without his being appointed to a comparable or higher position in the Company;

(ii) The assignment to the Executive of duties materially inconsistent with the status of President, CEO of the Company, and the Company fails to rescind such assignment within thirty (30) days following receipt of written notice to the Board from the Executive that informs the Board (A) which assignment of duties is materially inconsistent with such status and why, and (B) that absent rescission, of such assignment of duties, Executive intends to terminate his employment for Good Reason pursuant to this Section 7(c);

(iii) the Executive’s involuntary removal from membership on the Board, or any failure to elect the Executive as a member of the Board, but only to the extent he remained willing and able to service as a member thereof;

(iv) Any reduction in the Base Salary that is not part of a Company plan applying generally to management to deal with financial exigencies that the Board may approve from time to time;

(v) the relocation of the Executive’s principal place of employment more than fifty (50) miles from its location on the Effective Date; or

(vi) the material breach by Company of any other material obligation of the Company in this Agreement.

With respect to matters referred to in Section 7(c)(i) through Section 7(c)(vi) above, the Executive shall not be deemed to have terminated his employment for Good Reason unless (I) the Executive has given the Company written notice of the occurrence constituting Good Reason within thirty (30) days of the initial occurrence thereof, (II) the Company has not fully cured such occurrence within thirty (30) days of receipt of such written notice (the “GR Cure Period”), and (III) the Executive terminates his employment with the Company no later than thirty (30) days following the expiration of the GR Cure Period.

Any dispute or controversy arising under, out of, or relating to a determination of Good Reason pursuant to this Agreement, shall be referred for arbitration in Atlanta, Georgia to a neutral arbitrator selected by the Executive and the Company (or if the parties are unable to agree on selection of such an arbitrator, one selected by the American Arbitration Association pursuant to its rules referred to below) (such arbitrator, the “GR Arbitrator”), and this shall be the exclusive and sole means for resolving such dispute. Such arbitration shall be conducted in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association. The GR Arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party. Judgment upon the award rendered by the GR Arbitrator may be entered in any court having jurisdiction thereof.

(d) Right to Severance. Subject to Section 7(e), in the event the Company terminates the Executive’s employment Without Cause pursuant to Section 7(b) or the Executive appropriately terminates this Agreement for Good Reason pursuant to Section 7(c), then in either case:

(i) The Executive shall be entitled to severance pay equal to one year of his then Base Salary payable in equal amounts in accordance with the Company’s payroll practices in effect from time to time during the one-year period following his date of termination; provided that, so long as it would not result in a violation of Code Section 409A, the Executive may elect to receive such severance pay in a single lump-sum as soon as administratively feasible following the day the Release (as defined below) becomes fully effective and non-revocable;

(ii) The Executive shall be entitled to receive, on the applicable dates that annual bonus payments for the applicable year are made to other annual bonus recipients, (A) any unpaid Annual Bonus for the year prior to the year in which he terminates from employment with the Company, and (B) a payment in an amount equal to the prorated Annual Bonus to which he would otherwise have been entitled for the year in which his termination of employment occurs, with such prorated Annual Bonus amount determined by multiplying the full Annual Bonus amount by a fraction, the numerator of which is the number of days in the calendar year in which such termination occurs that elapsed prior to the date of the Executive’s termination of employment, and the denominator of which is three hundred and sixty-five (365);

(iii) During the two-year period immediately following his termination or until the Executive and his qualifying dependents are provided with medical and dental coverage by another employer, whichever shall first occur (such earlier occurrence, the “Coverage Termination Occurrence”), the Company will continue to provide the Executive with medical and dental insurance coverage to the same extent and under the same conditions as provided to other senior executives of the Company, and thereafter the continuation coverage provisions of COBRA shall apply; provided that, notwithstanding the foregoing, if the Company reasonably determines, in its sole discretion, that it cannot provide the coverage or make available the continuation coverage required by this Section 7(d)(ii) without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to the Executive, on the first day of each month of until the Coverage Termination Occurrence, a fully taxable cash payment (the “Special Payment”) equal to the amount of the monthly COBRA premium the Executive would then be required to pay to continue his and his dependents’ group medical and dental insurance coverage under the applicable plans or programs of the Company; and further provided that, in the event that the Company is unable to make the coverage required by this Section 7(d)(ii) available to the Executive and his dependents, the Executive shall have the right, but not the obligation, to use the Special Payment to obtain alternative medical and dental insurance coverage;

(iv) Notwithstanding the individual terms thereof, any unvested options to purchase equity of the Company (“Options”) that are held by the Executive as of the date of his termination that would have become vested based solely on the passage of time (assuming the Executive’s employment with the Company had continued) and not on the achievement of performance criteria, shall become vested;

(v) Notwithstanding the individual terms thereof, all vested Options held by the Executive as of the date of his termination (including, without limitation, those Options that become vested pursuant to Section 7(d)(iv)) shall remain outstanding until the date that they would have otherwise expired, determined as if the Executive had remained continuously employed by the Company through such expiration date; and

(vi) Except as provided above in this Section 7(d), the Executive shall receive no further compensation or benefits of any kind other than any salary or benefits earned or accrued but unpaid as of that date.

(e) Release. Notwithstanding the foregoing, the Company shall not be obligated to make any payments or provide any severance or other benefits described in Section 7(d), unless and until such time as the Executive has provided an irrevocable waiver and general release of claims (other than any claims for payments, benefits, Options, other equity interests and other rights that the Executive is entitled to under this Agreement) in favor of the Company, its subsidiaries and affiliates, predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing (collectively, the “Released Parties”), in form and substance reasonably satisfactory to the Company (the “Release”) and such waiver and general release has become effective in accordance with its terms but no later than sixty (60) days following the Executive’s date of termination. Any amount that would be due to be paid to the Executive pursuant to Section 7(d) prior to the date when the Release becomes fully effective shall be paid by the Company to the Executive in a lump sum as soon as reasonably practicable following the date upon which the Release becomes fully effective. Thereafter, amount due to be paid to the Executive pursuant to Section 7(d) shall be paid pursuant to the schedule set forth therein.

Secton 8. Successive Terms Of This Agreement. Should the Executive’s employment not be terminated prior to the close of business on the last day of the Initial Term or any Successive Term, as provided for in Section 7 above, then the Executive’s employment shall continue for successive one-year terms upon the same terms and conditions applicable to the Initial Term (or such other terms and conditions as may be agreed by the Executive and the Company) unless, at least three (3) months prior to the expiration of the Initial Term or any Successive Term, either party hereto notifies the other in writing of its/his intention not to continue this Agreement for the next Successive Term.

Secton 9. Survival of Obligations. The obligations of the Executive as set forth in Sections 10 through 18 below shall survive the term of this Agreement and the termination of the Executive’s employment hereunder regardless of the reason(s) therefor.

Secton 10. Non-Competition and Conflicting Employment.

(a) During the term of this Agreement, the Executive shall not, directly or indirectly, either as an executive, employer, employee, consultant, agent, principal, partner, corporate officer, director, shareholder, member, investor or in any other individual or representative capacity, engage or participate in any business or business related activity of any kind that is in competition in any manner whatever with the business of the Company Group (as defined below) or any business activity related to the business in which the Company Group is now involved or becomes involved during the Executive’s employment, except that nothing herein shall limit the Executive’s right, directly or indirectly, to own up to 5% of the shares of any corporation whose securities are listed on a national securities exchange or registered under the Securities Exchange Act of 1934, as amended. For these purposes, the current business of the Company is biotechnology drug development and related business. The Executive also agrees that, during his employment with the Company, he will not engage in any other activities that conflict with his obligations to the Company.

(b) As a material inducement to the Company to continue the employment of the Executive, and in order to protect the Company’s Confidential Information (as defined below) and good will, the Executive agrees that:

(i) For a period of twelve (12) months following termination of the Executive’s employment with the Company or its affiliates for any reason, the Executive will not directly or indirectly solicit or divert or accept business relating in any manner to Competing Products or to products, processes or services of the Company, from any of the customers or accounts of the Company Group with which the Executive had any contact as a result of the Executive’s employment with the Company; and

(ii) For a period of six (6) months after termination of the Executive’s employment with the Company or its affiliates for any reason, the Executive will not (A) render services directly or indirectly, as an executive, employee, agent, consultant or otherwise, to any Competing Organization in connection with research on or the acquisition, development, production, distribution, marketing or providing of any Competing Product, or (B) own any interest in any Competing Organization, except that nothing herein shall limit the Executive’s right, directly or indirectly, to own up to 5% of the shares of any corporation whose securities are listed on a national securities exchange or registered under the Securities Exchange Act of 1934, as amended.

(c) For purposes of this Agreement:

(i) “Competing Products” means any product or drug of any person or organization other than the Company or other member of the Company Group, in existence or under development which (A) is or may be a treatment or therapy for NASH (Nonalcoholic Steatohepatitis) or (B) operates or may operate as a galectin inhibitor in the treatment of disease; and

(ii) “Competing Organization” means any person or organization, including the Executive, engaged in, or about to become engaged in, research on or the acquisition, development, production, distribution, marketing or providing of a Competing Product.

(d) The parties agree that the Company Group is entitled to protection of its interests in the areas protected by this Section 10. The parties further agree that the limitations as to time, geographical area, and scope of activity to be restrained do not impose a greater restraint upon the Executive than is necessary to protect the goodwill or other business interest of the Company Group. The parties further agree that in the event of a violation of this Section 10, that the Company shall be entitled to the recovery of damages from the Executive and injunctive relief against the Executive for the breach or violation or continued breach or violation of this Covenant. The Executive agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 10 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 10 shall remain in full force and effect. The Executive further agrees that if a court of competent jurisdiction determines that any provision of this Section 10 is invalid or against public policy, the remaining provisions of this Section 10 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

(e) For the avoidance of doubt, the parties agree that, in the event that after his termination from employment with the Company the Executive continues to perform services for Sciences, he will not be considered to have violated any provision of this Section 10.

Secton 11. Confidentiality.

(a) The Executive recognizes and acknowledges that he will have access to certain information of members of the Company Group and that such information is confidential and constitutes valuable, special and unique property of such members of the Company Group. The parties agree that the Company has a legitimate interest in protecting the Confidential Information, as defined below. The parties agree that the Company is entitled to protection of its interests in the Confidential Information. The Executive shall not at any time, either during his employment and for two years after the termination of his employment with the Company for any reason, or indefinitely to the extent the Confidential Information constitutes a trade secret under applicable law, disclose to others, use, copy or permit to be copied, except in pursuance of his duties for and on behalf of the Company, its successors, assigns or nominees, any Confidential Information (regardless of whether developed by the Executive) without the prior written consent of the Company. The Executive acknowledges that the use or disclosure of the Confidential Information to anyone or any third party could cause monetary loss and damages to the Company as well as irreparable harm. The parties further agree that in the event of a violation of this Section 11, that the Company shall be entitled to a recovery of damages from the Executive and/or to obtain an injunction against the Executive for the breach or violation, continued breach, threatened breach or violation of this Section 11.

(b) As used herein, “Company Group” means the Company, and any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company, and for purposes of this definition “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

(c) As used herein, the term “Confidential Information” with respect to any person or entity other than the Company or any other member of the Company Group, means any secret or confidential information or know-how and shall include, but shall not be limited to, plans, financial and operating information, customers, supplier arrangements, contracts, costs, prices, uses, and applications of products and services, results of investigations, studies or experiments owned or used by such person, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques at any time used, developed, investigated, made or sold by such person, before or during the term of this Agreement, that are not readily available to the public or that are maintained as confidential by such person. The Executive shall maintain in confidence any Confidential Information of third parties received as a result of his employment with the Company in accordance with the Company’s obligations to such third parties and the policies established by the Company.

(d) As used herein, “Confidential Information” with respect to the Company or any other member of the Company Group means any proprietary information, technical data, trade secrets, know-how or other business information disclosed to the Executive by the Company or any other member of the Company Group either directly or indirectly in writing, orally or by drawings or inspection or unintended view of parts, equipment, data, documents or the like, including, without limitation:

(i) Medical and drug research and testing results and information, research and development techniques, processes, methods, formulas, trade secrets, patents, patent applications, computer programs, software, electronic codes, mask works, inventions, machines, improvements, data, formats, projects and research projects;

(ii) Information about costs, profits, markets, sales, pricing, contracts and lists of customers, distributors and/or vendors and business, marketing and/or strategic plans;

(iii) Forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements as well as all business opportunities, conceived, designed, devised, developed, perfected or made by the Executive whether alone or in conjunction with others, and related in any manner to the actual or anticipated business of the Company or to actual or anticipated areas of research and development; and

(iv) personnel files and compensation information.

(e) Notwithstanding the foregoing, Confidential Information does not include any of the foregoing items which (i) has become publicly known or made generally available to the public through no wrongful act of the Executive; (ii) has been disclosed to the Executive by a third party having no duty to keep Company matter confidential; (iii) has been developed by the Executive independently of employment with the company; (iv) has been disclosed by the Company to a third party without restriction on disclosure; or (v) has been disclosed with the Company’s written consent.

(f) The Executive hereby acknowledges and agrees that all Confidential Information shall at all times remain the property of the Company or other applicable member of the Company Group. The Executive agrees that the Executive will not improperly use or disclose any Confidential Information, proprietary information or trade secrets of any former employer or other person or entity or entity with which the Executive has an agreement or duty to keep in confidence information acquired by the Executive and that the Executive will not bring onto Company premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(g) The Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees to hold all such confidential or proprietary information in the strictest of confidence and not to disclose it to any person, firm or entity or to use it except as necessary in carrying out the Executive’s work for the Company consistent with Company’s agreement with such third party.

(h) The Executive represents and warrants that from the time of the Executive’s first contact with the Company, the Executive has held in strict confidence all Confidential Information and has not disclosed any Confidential Information directly or indirectly to anyone outside the Company, or used, copied, published or summarized any Confidential Information, except to the extent otherwise permitted under the terms of this Agreement.

(i) The Executive will not disclose to the Company or use on its behalf any confidential information belonging to others and the Executive will not bring onto the premises of the Company any confidential information belonging to any such party unless consented to in writing by such party.

(j) For the avoidance of doubt, the parties agree that, in the event that after his termination from employment with the Company the Executive continues to perform services for Sciences, his disclosure of Confidential Information of other members of the Company Group to Sciences will be considered a violation of this Section 11 unless such Confidential Information is already known to Sciences other than by reason of the Executive’s disclosure thereof in violation of this Section 11.

Secton 12. Inventions.

(a) Attached hereto as Exhibit A is a list describing all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data rights, and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which were conceived, developed or created by the Executive prior to the Executive’s employment or first contact with Company (collectively referred to herein as “Prior Inventions”), which (i) belong to the Executive, (ii) relate to the Company’s current or contemplated business, products or research and development, and (iii) are not assigned to the Company hereunder. If there is no Exhibit A or no items thereon, the Executive represents that there are no such Prior Inventions. If in the course of the Executive’s employment with the Company, the Executive incorporates or embodies into a Company product, service or process a Prior Invention owned by the Executive or in which the Executive has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, world-wide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, service or process.

(b) The Executive agrees that the Executive will promptly make full, written disclosure to the Company and will hold in trust for the sole right and benefit of the Company, and the Executive hereby assigns to the Company, or its designee, all of the Executive’s right, title and interest in and to any and all ideas, process, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights and claims related to the foregoing, whether or not patentable, registrable or copyrightable, which the Executive may, on or after the Effective Date of this Agreement, solely or jointly with others conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time the Executive is in the employ of the Company (collectively referred to herein as “Intellectual Property Items”); and the Executive further agrees that the foregoing shall also apply to Intellectual Property Items which relate to the business of the Company or to the Company’s anticipated business as of the end of the Executive’s employment and which are conceived, developed or reduced to practice during a period of one year after the end of such employment. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship which are made by the Executive (solely or jointly with others) within the scope of the Executive’ employment and which are protectable by copyright are works made for hire as that term is defined in the United Stated Copyright Act.

(c) The Executive agrees to keep and maintain adequate and current written records of all Intellectual Property Items made by the Executive (solely or jointly with others) during the term of the Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to, and remain the sole property of, the Company at all times.

Secton 13. Return of Company Property. The Executive agrees that, at any time upon request of the Company, and, in any event, at the time of leaving the Company’s employ, the Executive will deliver to the Company (and will not keep originals or copies in the Executive’s possession or deliver them to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, material, equipment or other documents or property, or reproduction of any of the aforementioned items, containing Confidential Information or otherwise belonging to the Company, its successors, assigns or any other member of the Company Group, whether prepared by the Executive or supplied to the Executive by the Company.

Secton 14. Non-Solicitation. The Executive agrees that the Executive shall not, during the Executive’s employment or other involvement with the Company and for a period of twelve (12) months immediately following the termination of the Executive’s employment with the Company, for any reason, whether with or without Cause, (a) either directly or indirectly solicit or take away, or attempt to solicit or take away executives of the Company, either for the Executive’s own business or for any other person or entity and/or (b) either directly or indirectly recruit, solicit or otherwise induce or influence any investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company to discontinue, reduce or modify such employment, agency or business relationship with the Company.

Secton 15. Publications. The Executive agrees that the Executive will, in advance of publication, provide the Company with copies of all writings and materials which the Executive proposes to publish during the term of the Executive’s employment and for eighteen (18) months thereafter. The Executive also agrees that the Executive will, at the Company’s request and sole discretion, cause to be deleted from such writings and materials any information the Company believes discloses or will disclose Confidential Information. The Company’s good faith judgment in these matters will be final. The Executive will also, at the Company’ request and in its sole discretion, cause to be deleted any reference whatsoever to the Company from such writings and materials.

Secton 16. Equitable Remedies. The Executive agrees that any damages awarded the Company for any breach of Sections 10 through 15 of this Agreement by the Executive would be inadequate. Accordingly, in addition to any damages and other rights or remedies available to the Company, the Company shall be entitled to obtain injunctive relief from a court of competent jurisdiction temporarily, preliminarily and permanently restraining and enjoining any such breach or threatened breach and to specific performance of any such provision of this Agreement. In the event that either party commences litigation against the other under this Agreement the prevailing party in said litigation shall be entitled to recover from the other all costs and expenses incurred to enforce the terms of this Agreement and/or recover damages for any breaches thereof, including without limitation reasonable attorneys’ fees.

Secton 17. Representations and Warranties.

(a) The Executive represents and warrants as follows that: (i) the Executive has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with the Executive’s undertaking a relationship with the Company; and (ii) the Executive has not entered into, nor will the Executive enter into, any agreement (whether oral or written) in conflict with this Agreement.

(b) The Company represents and warrants to the Executive that this Agreement has been duly authorized by the Board and are the valid and binding obligations of the Company, enforceable in accordance with their respective terms.

Secton 18. Miscellaneous.

(a) Entire Agreement. This Agreement and the exhibit attached hereto contain the entire understanding of the parties and supersede all previous contracts, arrangements or understandings, express or implied, between the Executive and the Company with respect to the subject matter hereof. Notwithstanding the foregoing, this Agreement shall amend any option grant agreement between the Company and the Executive to comply with the terms of Section 7(d) hereof. In all other respects, such option grant agreements remain outstanding and in full force an effect. Except as provided herein, this Prior Agreement is hereby superseded. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement or in the attached exhibit.

(b) Section Headings. The section headings herein are for the purpose of convenience only and are not intended to define or limit the contents of any section.

(c) Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, the remainder of this Agreement shall be amended to provide the parties with the equivalent of the same rights and obligations as provided in the original provisions of this Agreement.

(d) No Oral Modification, Waiver Or Discharge. No provisions of this Agreement may be modified, waived or discharged orally, but only by a waiver, modification or discharge in writing signed by the Executive and such officer as may be designated by the Board to execute such a waiver, modification or discharge. No waiver by either party hereto at any time of any breach by the other party hereto of, or failure to be in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

(e) Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(f) Execution In Counterparts. The parties may sign this Agreement in counterparts, all of which shall be considered one and the same instrument. Facsimile transmissions, or electronic transmissions in .pdf format, of any executed original document and/or retransmission of any executed facsimile or .pdf transmission shall be deemed to be the same as the delivery of an executed original of this Agreement.

(g) Governing Law And Performance. This Agreement shall be governed by the laws of the State of Georgia, without giving effect to its principles on conflicts of laws.

(h) Successor and Assigns. This Agreement shall be binding on and inure to the benefit of the successors in interest of the parties, including, in the case of the Executive, the Executive’s heirs, executors and estate. The Executive may not assign the Executive’s obligations under this Agreement.

(i) Notices. Any notices or other communications provided for hereunder may be made by hand, by certified or registered mail, postage prepaid, return receipt requested, or by nationally recognized express courier services provided that the same are addressed to the party required to be notified. If the notice is to the Company, it shall be addressed to the Company’s Chief Operating Officer at the Company’s headquarters. If the notice is to the Executive, it shall be addressed to the Executive at his home address as set forth in the records of the Company. Notice shall be considered accomplished on the date delivered, three days after being mailed or one day after deposit with the express courier, as applicable. Notwithstanding the foregoing, in the event the parties adopt a course of dealing pursuant to which notices are provided electronically (e.g., using electronic mail), then such electronic notice shall be considered valid hereunder.

(j) Attorneys’ Fees. The Company shall promptly reimburse the Executive for any and all attorneys’ fees he incurs in connection with the negotiation and execution of this Agreement; provided, however, that the Company shall in no event be required to pay the Executive more than Five Thousand Dollars ($5,000) as reimbursement of attorneys’ fees hereunder.

(k) Section 409A. It is intended that all of the severance benefits and other payments set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Code Section 409A, (i) all references herein to the Executive’s termination of employment and terms of similar effect shall be deemed to refer to the Executive’s “separation from service” (as defined in Treasury Regulations Section 1.409A-1(h)) with the Company, and (ii) the Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that amounts payable pursuant to Section 7(d) constitute “deferred compensation” under Code Section 409A and the Executive is, on the date of the Executive’s separation from service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Code Section 409A, the timing of the payments required pursuant to Section 7(d) shall be delayed until the earliest of: (A) the first day of the seventh (7th) month after the Executive’s separation from service date, (B) the date of the Executive’s death, or (C) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable period set forth in Section 409A(a)(2)(B)(i) of the Code, all payments or benefits deferred pursuant to this Section 18(k) shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. The payments and benefits described in this Agreement are intended to qualify for an exemption from application of Code Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Code Section 409A, and any ambiguities herein shall be interpreted accordingly.

(l) Section 280G. If any payments or rights accruing to the Executive from the Company (the “Total Payments”), would constitute a “parachute payment” (as defined in Code Section 280G, and the regulations thereunder), then the Total Payments shall be reduced to the largest amount or greatest right that will result in no portion of the Total Payments being subject to an excise tax under Code Section 4999. The determination of whether any reduction in the Total Payments is to apply shall be made by the Company in good faith after consultation with the Executive, and such determination shall be conclusive and binding on the Executive. The Executive shall cooperate in good faith with the Company in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 18(l) shall apply only if, after reduction for any applicable excise tax imposed by Code Section 4999 and any federal income tax imposed by the Code, the Total Payments accruing to the Executive would be less than the amount of the Total Payments as reduced under the foregoing provisions of this Section 18(l) and after reduction for only federal income taxes. To the extent reduction of any payments and benefits is required by this Section 18(l) such that no portion of the Total Payments will be subject to the excise tax imposed by Code Section 4999, the Total Payments shall be reduced in the following order: (i) severance benefits (with the last payments being reduced first); (ii) any transaction bonus that is or becomes payable to the Executive; (iii) equity-based payments or benefits that are due to the Executive (with those that would otherwise last become vested being reduced first), and (iv) all other payments or benefits due and owing to the Executive (with those that would otherwise be due last being reduced first). For the avoidance of doubt, inclusion of any type of payment or benefit in the preceding sentence is intended to ensure an orderly reduction should such a reduction become necessary, and is not intended to imply that the Executive has an entitlement to any such payment or benefit.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement under seal as of the date and year first above written.

Company:		Executive:

GALECTIN THERAPEUTICS INC.

By:	/s/ Marc Rubin, M.D.	/s/ Peter G. Traber, M.D.
Name:	Marc Rubin, M.D.	Peter G. Traber, M.D.
Title:	Chairman of the Board

Exhibit A

Lists of Prior Inventions and

Original Works of Authorship

None.